UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                               Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01.  Other Events

Oil and Natural Gas Property Development

As previously disclosed, in October and November 2017, the Partnership elected to participate in the drilling and completion of six new wells. Four of the six wells are being drilled and will be operated by Oasis Petroleum, Inc. (NYSE: OAS), and the Partnership will have an estimated approximate 7-9% non-operated working interest in these wells. The other two wells are being drilled and will be operated by Whiting Petroleum Corporation (NYSE: WLL), and the Partnership will have an estimated approximate 29% non-operated working interest in these wells. The six wells are in various stages of completion, with each of these wells anticipated to be producing by the end of the second quarter of 2018. As is standard in the industry, after a well is completed, the operator will settle with the Partnership for any unpaid capital costs incurred as well as prior revenue generated from the new well. Based on the timing of these settlements, the Partnership does not anticipate the new wells will have a significant financial impact to the Partnership’s operating results for the first quarter of 2018.

Limited Partner Distributions

Due to the increase in the price of oil in the first quarter of 2018, among other factors, the Board of Directors of Energy 11 GP, LLC, the general partner of the Partnership (the “General Partner”), approved an increase of the annualized distribution rate to $1.40 per common unit, or an annualized return of seven percent based on a liquidation preference of each limited partner’s net investment amount of $20.00 per common unit (“Net Investment Amount”). The new distribution rate will be effective with the planned April 26, 2018 distribution (for the period from March 29, 2018 to April 25, 2018). The difference between any distribution and the annualized return of seven percent based on the Net Investment Amount is required to be paid before final Payout occurs as defined in the Partnership’s prospectus. After the planned distribution on March 29, 2018, the accumulated unpaid distributions will total $0.084383 per common unit, or approximately $1.6 million. While the Partnership’s goal is to maintain a relatively stable distribution rate over the life of its program, the General Partner monitors monthly Partnership distributions in conjunction with the Partnership’s projected cash requirements for operations, capital expenditures for new wells and debt service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 22, 2018

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC